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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              HMI INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                              HMI INDUSTRIES INC.
                              3631 PERKINS AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 432-1990

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 18, 1999
                            ------------------------

To the stockholders of

                              HMI INDUSTRIES INC.

     Notice is hereby given that the Annual Meeting of Stockholders of HMI INDUSTRIES INC. (the "Company") will be held on Thursday, February 18, 1999, at 10:00 A.M., Eastern Standard time, at the Ritz-Carlton Cleveland, 1515 West Third Street, Cleveland, Ohio, 44113 for the following purposes:

          1. To elect four directors to hold office for the term expiring in the year 2002.

          2. To ratify the selection by the Board of Directors of the firm of PricewaterhouseCoopers LLP as auditors of the Company for the year ending September 30, 1999.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on January 8, 1999 are entitled to receive notice of and to vote at the Annual Meeting.

     You are invited to attend the meeting and vote. Whether or not you attend the meeting in person, you are requested to sign and date the enclosed proxy card, and mail it to the Company in the enclosed envelope. If you attend the meeting in person, you may withdraw your proxy and vote in person if you so desire.

                                            By Order of the Board of Directors

                                            /s/ John S. Meany, Jr.
                                            John S. Meany, Jr.
                                            Secretary

January 21, 1999

                            YOUR VOTE IS IMPORTANT.
                PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY.

                              HMI INDUSTRIES INC.
                              3631 PERKINS AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 432-1990
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 18, 1999
                            ------------------------

                                 VOTING RIGHTS

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of HMI Industries Inc. (the "Company") of proxies in accompanying form, both of which are first being mailed to stockholders on approximately January 21, 1999. The record date for the meeting is January 8, 1999. At that date there were 5,209,368 shares of Common Stock issued and outstanding. Each share entitles the holder to one vote on each matter to come before the meeting. The presence in person or by proxy of a majority of the Common Stock issued and outstanding is necessary for a quorum at any meeting of shareholders. Stockholders granting a proxy to vote on one issue but abstaining or withholding authority to vote as to the other issue will be counted for purposes of determining a quorum. Broker "non-votes" will be counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on that particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Provided a quorum is present, a plurality of votes duly cast will be sufficient to elect directors. Votes that are withheld and broker "non-votes" will have no effect on the balloting for directors. The affirmative vote of majority of votes cast will be required to ratify the selection of PricewaterhouseCoopers as auditors of the Company. Broker "non-votes" will not be counted in the balloting for auditors, and an abstention will have the same effect as a vote against the auditors. Officers and directors of the Company and their immediate families currently own or control in excess of 53% of the outstanding shares of Common Stock. Such shares are sufficient to elect the Company's nominees for director and ratify the designation of PricewaterhouseCoopers as auditors of the Company.

     A stockholder giving a proxy may revoke the proxy by notice in writing or in person to the Secretary of the Company before it is exercised. All proxies given and not revoked will be voted at the meeting. If the stockholder has indicated a choice on the proxy with respect to any matters to be voted upon, the shares will be voted as specified. If no choice is specified, the shares will be voted for the nominees for election to the Board of Directors and for the ratification of PricewaterhouseCoopers as auditors of the Company. In the event of the death, disqualification, or inability of any of the director nominees to serve, the shares will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

                             ELECTION OF DIRECTORS

     Four Class A directors have been nominated for a three year term expiring in the year 2002. Information regarding these nominees for election as director as well as for those directors whose term of office will continue after the Annual Meeting is as follows:

CLASS A DIRECTORS: TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2002.

     Moffat Dunlap, age 57, became a director in 1993. Mr. Dunlap has held a license in the real estate industry since 1962 and has been President of Moffat Dunlap Real Estate Limited since 1972.

     Murray Walker, age 48, became a director in 1998. He has been President of Isetan Management Ltd., a private investment company, since 1988. He has also been President of Simcoe Coach Lines Ltd., a school and charter bus service company, since 1989. From 1981 to 1994, he was President of Transcor Inc., a school and charter bus service company.

     Ivan Winfield, age 64, became a director in 1995. He is an independent business and financial consultant. Mr. Winfield was a partner of Coopers & Lybrand, a predecessor firm to PricewaterhouseCoopers (the Company's auditors) from 1970 to 1994. Mr. Winfield is a director of Boykin Lodging Company, International Total Service, Inc., Office Max, Inc. and Rainbow Rentals, Inc.

     Carl H. Young III, age 57, became a director in 1998. He was elected President of the Company in July 1998. He previously served as Executive Vice President and General Counsel from May 1997 to July 1998, and as Vice President and General Counsel from February to May 1997. From 1993 to 1997 he served as Senior Vice President and General Counsel of Anchor Glass Container Corporation, a manufacturer of glass bottles and other containers. In September 1996, a petition was filed in the United States Bankruptcy Court in Delaware by Anchor Glass under Chapter 11 of the Bankruptcy Code in order to restructure the debt of Anchor Glass. Mr. Young was an executive officer of that company at that time.

CLASS B DIRECTORS: TERM EXPIRING IN THE YEAR 2000.

     Robert J. Abrahams, age 72, became a director in 1984. Mr. Abrahams has been President of Crestwood Consultants, a financial consulting company, since 1988. Mr. Abrahams is also the President of Health-Mor Acceptance Corporation and HMI Acceptance Corporation, wholly owned subsidiaries of the Company.

     Donald L. Baker, age 69, became a director in 1986. Mr. Baker has been President of Complete Industrial Enterprises, Inc., a distributor of electrical and industrial equipment, since 1985. Mr. Baker has also served as Mayor of Peru, Illinois since 1965.

     James R. Malone, age 56, became a director in 1996. Mr. Malone was elected Chairman of the Board of Directors of the Company in December 1996, and was elected as Chief Executive Officer in May 1997. He is also a Partner and Managing Director of Rhone Capital LLC, a private investment firm, and Chairman of Bliss Technologies Inc., a heavy metal stamping and engineering company. From 1993 to 1997 he was Chairman, President and Chief Executive Officer of Anchor Glass Container Corporation, a manufacturer of glass bottles and other containers. In September 1996, a petition was filed in the United States Bankruptcy Court in Delaware by Anchor Glass under Chapter 11 of the Bankruptcy Code in order to restructure the debt of Anchor Glass. Mr. Malone was an executive officer of that company at that time. He is director of AmSouth Bancorporation and Ametek Inc.

CLASS C DIRECTORS: TERM EXPIRING IN THE YEAR 2001.

     Mark A. Kirk, age 41, became a director in 1997. He is Executive Vice President and Chief Financial Officer of Scott Technologies Inc., a designer and manufacturer of life saving products. He was President and Chief Operating Officer of the Company from May 1997 to July 1998 and Chief Financial Officer of the Company from February 1997 to March 1998. He served as Vice President-Finance of the Company from February to May 1997. From 1993 to 1997 he served as Senior Vice President and Chief Financial Officer of Anchor Glass Container Corporation, a manufacturer of glass bottles and other containers. In September 1996, a petition was filed in the United States Bankruptcy Court in Delaware by Anchor Glass under Chapter 11 of the Bankruptcy Code in order to restructure the debt of Anchor Glass. Mr. Kirk was an executive officer of that company at that time.

     John S. Meany, Jr., age 53, became a director in 1986. Mr. Meany is an attorney in private practice and has served as Secretary of the Company since 1995. Mr. Meany previously served as Secretary of the Company from 1986 to 1991, as Vice President-Legal of the Company from 1983 to 1990 and as Vice President and General Counsel from 1990 to 1991.

     Barry Needler, age 50, became a director in 1989. Mr. Needler is a private investor. Since 1991 he has been President and Chief Executive Officer of Steeplechase Corp. and Reldeen Ltd., investment holding companies, and since 1990 he has been President and Chief Executive Officer of Fairway, Inc., a personal holding company for business investments.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, on the recommendation of its Audit Committee, has selected PricewaterhouseCoopers LLP, independent certified public accountants, to audit the accounts of the Company for the year ended September 30, 1999. PricewaterhouseCoopers, which has no other relationship to the Company, is the successor to Coopers & Lybrand L.L.P., which served as the Company's auditors in 1997. It is intended that the shares represented by proxies in the accompanying form will be voted for the ratification of the selection of PricewaterhouseCoopers unless otherwise specified in the space provided on the proxy. A representative of PricewaterhouseCoopers will attend this meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held four regularly scheduled and nine special meetings during 1998. The Board has a standing Audit Committee, Compensation Committee and Executive/Nominating Committee. During 1998, each director attended at least 75% of the meetings of the Board and those committees on which the director served.

BOARD COMMITTEES

     The Audit Committee is composed of Robert J. Abrahams, John S. Meany, Jr. and Ivan Winfield (Chairman). The function of the Audit Committee is to recommend to the Board of Directors the engagement of the independent auditors; to review with the independent auditors the plan and scope of the audit and the related audit fees; to review the audit report with the independent auditors; to review the financial statements and the scope and results of the independent auditors' examinations and report such matters to the Board of Directors; and to perform such other duties as may be required by the Board of Directors. The Audit Committee held three meetings in 1998.

     The Compensation Committee is composed of Robert J. Abrahams, Moffat Dunlap (Chairman) and Barry L. Needler. The Compensation Committee considers matters relating to the compensation of senior officers of the Company, the employee benefit plans of the Company, including the 1992 Omnibus Long-Term Compensation Plan, and such other matters as may be referred to it by the Board of Directors. The Compensation Committee held three meetings in 1998.

     The Executive/Nominating Committee is composed of James R. Malone (Chairman), Barry L. Needler and Ivan Winfield. The Executive/Nominating Committee is authorized to exercise, between meetings of the Board of Directors, the powers of the Board of Directors in the management of business and affairs of the Company, except for those powers reserved by law or resolution to the Board of Directors. The Executive/Nominating Committee also recommends candidates to fill vacancies on the Board of Directors and considers such other matters as may be referred to it by the Board of Directors. The Executive/Nominating Committee held one meeting in 1998.

COMPENSATION

     A director who is an employee of the Company is not separately compensated for service as a director. Effective April 1, 1998 each non-employee director receives a retainer of $20,000 per year (increased from $10,000 per year), payable quarterly. Each non-employee director also receives $1,000 per meeting for each committee meeting attended (increased from $600 on April 1, 1998) and for each Special Board of Directors meeting attended.

     Pursuant to the Company's Omnibus Long-Term Compensation Plan, on the first business day of each calendar year each non-employee director automatically receives an option to purchase 6,000 shares of Common Stock of the Company (as adjusted for stock splits).

CONSULTING AGREEMENTS

     Several members of the Board of Directors have entered into consulting contracts with the Company relating to various matters within their fields of expertise. Information regarding these contracts follows.

     The Company has a consulting agreement with Robert J. Abrahams, a director of the Company, for consulting services relating to retail financing programs for the Company's distributors. A total of $50,000 was paid to Mr. Abrahams in 1998 under this agreement.

     The Company paid a management fee in the amount of $25,000 per quarter for the first three quarters of 1998 to Fairway Inc. for the consulting services of Mr. Needler relating to various matters requested by the Company. The fee was raised to $37,500 per quarter effective July 1, 1998. Barry L. Needler, a director of the Company, owns a majority of the outstanding shares of Fairway Inc. and is President of that company. A total of $112,500 was paid to Fairway Inc. in 1998.

     In 1996, the Company entered into a consulting agreement with Ivan Winfield, a director of the Company, for services relating to issues involving the capital structure of the Company, proposed acquisitions and divestitures, oversight of the Company's capital structure, cash flow, debt management, long term corporate planning and such other matters as may be required by the Chief Executive Officer. This agreement was terminated at the end of November 1997. A total of $12,500 was paid to Mr. Winfield in 1998.

     The Company has an agreement with John Meany, a director of the Company, to act as administrator of the Company's Profit Sharing Plan and to act as corporate Secretary of the Company and to oversee the functions of the corporate Secretary's office. Mr. Meany received total of $ 50,000 in 1998 under this agreement.

                               SECURITY OWNERSHIP

PRINCIPAL OWNERS OF VOTING SECURITIES

     The following table sets forth the names and share ownership as of January 8, 1999 of those persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the Company's outstanding Common Stock based upon information furnished to the Company by such person. Each beneficial owner has sole power to vote and dispose of the shares indicated, except as otherwise stated.

                                                   AMOUNT AND
                                                   NATURE OF
              NAME AND ADDRESS OF                  BENEFICIAL      PERCENT OF
    BENEFICIAL OWNERS AS OF JANUARY 8, 1999        OWNERSHIP      COMMON STOCK
    ---------------------------------------        ----------     ------------
Steeplechase Corp.(1)                              1,704,750          32.72%
P.O. Box 2463, Station B
Richmond Hill, Ontario L4E 1A5

Barry L. Needler                                   1,860,000(2)       35.70%
P.O. Box 2463, Station B
Richmond Hill, Ontario L4E 1A5

Kirk W. Foley                                        555,016(3)       10.65%
2045 Lakeshore Blvd., #3507
Toronto, Ontario M8V 2Z6

Amherst Tanti U.S. Inc.(4)                           520,148           9.98%
2045 Lakeshore Blvd., #3507
Toronto, Ontario M8V 2Z6

John S. Meany, Jr.                                   371,854(5)        7.11%
9200 S. Winchester Ave.
Chicago, Illinois 60620

Dimensional Fund Advisors                            345,625           6.63%
1299 Ocean Drive
Santa Monica, CA 90401

---------------

(1) Mr. Needler is the President and Chief Executive Officer of Steeplechase
    Corp.

(2) Includes shares owned of record and beneficially by Fairway Inc. (150,750 shares) and Steeplechase Corp. (1,704,750 shares), and beneficially by Reldeen Ltd. (4,500 shares). Mr. Needler controls these corporations and serves as a Director and Chief Executive Officer of these corporations.

(3) Includes 520,148 shares owned of record by Amherst Tanti U.S. Inc. and 10,300 shares in a retirement fund.

(4) Amherst Tanti U.S. Inc. is owned by Kirk W. Foley and his wife. Mr. Foley serves as President of this corporation.

(5) Includes 18,000 shares subject to issuance upon the exercise of stock options exercisable within 60 days hereof. Also includes 6,750 shares owned by his wife, beneficial ownership of which is disclaimed.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of January 8, 1999, information concerning the number of shares of Common Stock beneficially owned by each director nominee individually, each named executive officer, and by all executive officers and directors as a group. The totals shown below for each person and for the group include shares held personally, shares held by immediate family members, and shares acquirable within sixty days of the date hereof by the exercise of stock options.

                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

                                                DIRECT            EXERCISABLE
        NAME OF BENEFICIAL OWNER               OWNERSHIP          OPTIONS(2)          TOTAL         PERCENT(3)
        ------------------------               ---------          -----------       ---------       ----------
Robert J. Abrahams                               28,175(4)           18,000            46,175              *
Donald L. Baker                                 143,536(5)           18,000           161,536           3.09%
Robert M. Benedict, Jr.                          12,400(6)            5,000            17,400              *
Moffat Dunlap                                         0              18,000            18,000              *
Mark A. Kirk                                          0                   0                 0              0
James R. Malone                                  60,200(7)           78,000           138,200           2.61%
John S. Meany, Jr.                              353,854(8)           18,000           371,854           7.11%
Barry L. Needler                              1,860,000(9)                0         1,860,000          35.70%
Murray Walker                                   252,873(10)               0           252,873           4.85%
Ivan Winfield                                     2,800             109,000           111,800           2.10%
Carl H. Young III                                60,200(11)          75,000           135,200           2.56%
All Executive Officers and Directors as a
  Group                                       2,774,038             339,000         3,113,038          56.11%

---------------

 (1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

 (2) Represents shares subject to stock options that are currently exercisable or become exercisable within 60 days hereof.

 (3) Unless otherwise indicated, the percentage of Common Stock owned is less than one percent of the Common Stock outstanding.

 (4) Includes 27,500 shares held in his Individual Retirement Account.

 (5) Includes 138,136 shares owned by his wife, beneficial ownership of which is disclaimed. Mr. Baker owns 2,700 shares jointly with his wife.

 (6) Includes 12,000 unvested restricted shares over which he does not exercise any investment power.

 (7) Includes 35,200 unvested restricted shares over which he does not exercise any investment power.

 (8) Includes 6,750 shares owned by his wife, beneficial ownership of which is disclaimed.

 (9) Shares are owned of record and beneficially by Fairway Inc. (150,750 shares) and Steeplechase Corp. (1,704,750 shares), and beneficially by Reldeen Ltd. (4,500 shares). These corporations are controlled by Mr. Needler.

(10) Includes 6,100 shares held in a retirement plan, and shares owned beneficially by the following companies controlled by Mr. Walker: Isetan Management Ltd. (233,973 shares); Simcoe Coach Lines Ltd. (7,500 shares) and Briarwood Equities (5,300 shares).

(11) Includes 35,200 unvested restricted shares over which he does not exercise any investment power.

                             EXECUTIVE COMPENSATION

INTRODUCTION

     The following table sets forth for each of the years 1996, 1997 and 1998 the respective amounts of compensation for the Chief Executive Officer and the most highly compensated executive officers of the Company as of September 30, 1998 whose compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                              ANNUAL COMPENSATION                AWARDS(4)
                                       ----------------------------------   --------------------
                                                             OTHER ANNUAL   RESTRICTED    STOCK
           NAME AND                     SALARY     BONUS     COMPENSATION     STOCK      OPTIONS    ALL OTHER
      PRINCIPAL POSITION        YEAR     (1)        (2)         ($)(3)        ($)(5)     (#)(6)    COMPENSATION
      ------------------        ----   --------   --------   ------------   ----------   -------   ------------
James R. Malone (7)             1998   $320,667   $300,000       --          $255,850         0      $ 88,060(8)
Chairman and Chief              1997   $277,642          0       --          $      0    81,000      $      0
Executive Officer               1996..       --         --       --                --        --            --
Carl H. Young III (9)           1998.. $247,833   $300,000       --          $255,850         0      $135,945(10)
President since July, 1998      1997.. $204,333   $      0       --          $      0    75,000      $      0
and General Counsel             1996..       --         --       --                --        --            --
Robert M. Benedict, Jr. (11)    1998   $123,500   $100,000       --          $ 51,000         0      $      0
Vice President, Treasurer       1997.. $ 33,090   $      0       --          $      0    15,000      $      0
and Chief Financial Officer     1996..       --         --       --                --        --            --

---------------

 (1) Salary amounts include automobile allowance and automobile insurance, and an employment bonus of $65,000 paid in 1997 to Carl Young.

 (2) Amounts paid in the fiscal year pursuant to stay bonus agreement with each individual. See information under the heading "RELATED TRANSACTIONS" elsewhere in this proxy statement.

 (3) No executive officer received perquisites or other benefits required to be disclosed under applicable regulations.

 (4) The Company maintains plans under which stock options may be awarded. The Company does not, however, make "long term compensation awards" as that term is used in applicable SEC rules, because the amount of Company incentive awards is not measured by performance of the Company over longer than a one-year period.

 (5) Reflects the fair market value of grants of restricted stock on the dates of grant. In 1997 Mr. Young received an award of 20,000 shares of restricted stock which vested on February 1, 1998. In 1997 Messrs. Malone and Young each received an award of 25,000 shares of restricted stock vesting in equal amounts of 12,500 shares on October 1, 1997 and January 1, 1998. All the shares awarded to Messrs. Malone and Young were surrendered and returned to the Company, and value of these shares was not included in the value of the restricted stock awards in the table above. In 1998 Messrs. Malone and Young each received an award of 85,200 shares of restricted stock, vesting at the rate of 12,500 shares on the first day of each calendar quarter beginning April 1, 1998, with the final vesting of 10,200 shares on October 1, 1999. The shares which vested on April 1, 1998 and July 1, 1998 were subsequently surrendered and returned to the Company, and the value of these shares was not included in the value of the restricted stock awards in the table above. There was an aggregate of 169,600 shares that were still restricted at September 30, 1998, with a value of $296,800. No dividends have been paid on the shares awarded in the above table because no dividends have been declared by the Company since those shares were awarded.

 (6) Reflects the number of shares of Common Stock of the Company covered by stock options granted during the year. No stock appreciation rights ("SAR"), either in conjunction with or separate from stock options, were granted to the named executives during the years shown.

 (7) Mr. Malone was elected as Chairman of the Company in December 1996 and Chief Executive Officer in May 1997.

 (8) Includes relocation expenses ($79,162) and life insurance premiums
     ($8,898).

 (9) Mr. Young was elected President effective July 1998. He was elected Executive Vice President and General Counsel in May 1997 and previously served as Vice President-Administration and General Counsel from February 1997 to May 1997.

(10) Includes relocation expenses ($122,945) and life insurance premiums ($13,000).

(11) Mr. Benedict was elected Vice President and Treasurer in May 1997 and Chief Financial Officer in May 1998

1992 OMNIBUS LONG-TERM COMPENSATION PLAN

     In 1992, the stockholders of the Company adopted the Omnibus Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to advance the long-term interests of the Company by motivating executive personnel by means of long-term stock based or derivative compensation, to align the interests of participants with those of the stockholders, and to permit the Company to attract and retain Directors and executive personnel.

     The Plan provides for the grant of the following types of awards: stock options, including incentive stock options; stock appreciation rights, in tandem with stock options or freestanding; common stock awards; phantom stock; restricted stock; and performance shares. Awards are determined by the Compensation Committee. During 1998 no stock options were granted to the named executive officers.

     The following table sets forth information regarding stock options held at the end of the fiscal year by the named executive officers. There were no stock option exercises in 1998 by any named executive officer.

                                           NUMBER OF SHARES OF
                                         COMMON STOCK UNDERLYING           VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                          SEPTEMBER 30, 1998(1)           SEPTEMBER 30, 1998(2)
                                       ----------------------------    ----------------------------
                NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                ----                   -----------    -------------    -----------    -------------
James R. Malone                          78,000           3,000            $0              $0
Carl H. Young, III                       75,000               0            $0              $0
Robert M. Benedict, Jr.                   5,000          10,000            $0              $0

---------------

(1) There were no SARs outstanding at September 30, 1998 and none were granted during the year.

(2) The "value of unexercised in-the-money options at September 30, 1998" was calculated by determining the difference between the fair market value of the underlying shares of Common Stock at September 30, 1998 ($1.75 per share) and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying shares of Common Stock exceeds the exercise price of the option. None of the options held by the named executive officers was "in the money" on September 30, 1998.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Malone and Mr. Young have employment agreements which state that they are to receive one year's salary in the event of termination of employment without cause. Certain executives of the Company, including the named executive officers, also have agreements which provide that in the event of termination of employment without cause (other than for death or disability, or voluntary termination by the employee) in the twelve months following a change in control (as defined in the agreement), the executives are to receive compensation equal to a certain number of months of salary. In the case of Mr. Malone and Mr. Young, this compensation is equal to two years' base salary. In the case of Mr. Benedict, this compensation is equal to one years' base salary.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for recommending to the Board of Directors the compensation of executive officers and key employees of the Company. The Compensation Committee consists of Robert
J. Abrahams, Moffat Dunlap and Barry L. Needler.

     The Compensation Committee annually reviews compensation of the Chief Executive Officer, other executive officers and key employees of the Company. The Compensation Committee meets periodically during the year to monitor performance and fix awards based on performance standards and to review compensation decisions. The Committee's policy in evaluating and compensating executive officers and key employees is to consider the performance of the Company as a whole and the individual's contribution toward the Company's attainment of established Company and individual goals. Factors considered in evaluating performance are both subjective (such as the individual's performance and development) and objective (such as the attainment of specified financial goals).

     The composition of compensation varies broadly among executive officers and key employees of the Company based on their responsibilities. Generally, base salary is targeted at competitive rates believed by the Committee members to be necessary in their experience to retain qualified personnel. The Company maintains an Incentive Bonus Plan under which participating employees may be eligible for a bonus if the pretax profits of the Company for the year exceed a specified target which is established annually by the Compensation Committee. The maximum bonus payable to an individual is a percentage of base salary ranging from 25% to 100% of base salary. Bonuses are based on varying performance criteria, including the Company's pretax profits, return on assets, cost containment programs and gross margin. Specific incentive performance criteria for each participating individual are determined by the Committee at the beginning of the year based upon the individual's duties. The annual targets established by the Compensation Committee have not been met since 1994, and no bonuses have been awarded under this Plan since 1994. From time to time, the Company engages outside compensation consultants to provide information and advice about competitive levels of compensation and particular compensation techniques.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Malone's salary was $325,000 per year until August 1, 1998, when it was reduced to $125,000 per year. The reduction was agreed to by Mr. Malone because of the change in the size and complexity of the Company, and because of the time devoted by Mr. Malone to other business interests outside the Company. Mr. Malone participates in the incentive bonus plan and receives other benefits available generally to all executives. Mr. Malone also is entitled to other benefits such as payment of life insurance premiums and club dues. The maximum dollar amount of benefits to which Mr. Malone is entitled, including benefits available generally to all executives, is $50,000.

                            For the Compensation Committee

                                Robert J. Abrahams
                                Moffat Dunlap
                                Barry L. Needler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert J. Abrahams, a member of the Compensation Committee, provides consulting services to the Company relating to retail financing programs for the Company's distributors. He received $50,000 for these services in 1998. Fairway Inc., a company controlled by Barry L. Needler, provides management consulting services to the Company and received $112,500 in 1998. Mr. Needler is Vice Chairman of the Company and is a member of the Compensation Committee.

PERFORMANCE COMPARISONS

     The following chart compares the cumulative shareholder return of the Company for the five years ended September 30, 1998 to the NASDAQ National Market Composite Index and two Company-determined peer groups. The Company's Common Stock trades on the NASDAQ National Market System. The chart assumes the investment of $100 on September 30, 1993 and the immediate reinvestment of all dividends. The ten companies making up Peer Group #1 are in industries believed to be comparable to the Company's lines of business until March 1998 and the peer group, in the aggregate, is believed to approximate the Company's mix of consumer and industrial business until March 1998. With the sale of the Company's industrial businesses, it has constructed Peer Group #2 made up of consumer goods companies, including those consumer goods companies included in Peer Group #1 whose businesses are similar to the Company.

                          PERFORMANCE GRAPH AND TABLE

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG HMI INDUSTRIES INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                                                                                                NASDAQ MARKET
                                         HMI INDUSTRIES INC       PEER GROUP #1          PEER GROUP #2              INDEX
                                         ------------------       -------------          -------------          -------------
1993                                              100                    100                    100                    100
1994                                           103.81                 112.32                 117.28                 105.82
1995                                           111.09                 110.94                  81.39                 128.48
1996                                            55.08                 137.28                 114.49                    150
1997                                            42.84                 166.29                  199.3                 203.88
1998                                            14.28                  104.6                  49.65                 211.88

                     Assumes $100 Invested on Oct. 1, 1993
                          Assumes Dividend Reinvested
                       Fiscal Year Ending Sept. 30, 1998

                                1993      1994      1995      1996      1997      1998
                               ------    ------    ------    ------    ------    ------
HMI Industries Inc. .........  100.00    103.81    111.09     55.08     42.84     14.28
Peer Group #1................  100.00    112.32    110.94    137.28    166.29    104.60
Peer Group #2................  100.00    117.28     81.39    114.49    199.30     49.65
NASDAQ Market Index..........  100.00    105.82    128.48    150.00    203.88    211.88

     The Company business until March 1998 consisted of two segments: a Consumer Goods segment and a Manufactured Products segment. Peer Group #1 companies include companies believed to be in similar lines of business as the Company until March 1998. The companies in Peer Group #1 are: Amcast Industrial Corporation, Black and Decker Corporation, Material Sciences Corporation, National Presto Industries Inc., The Rival Company, SPS Technologies Inc., Steel Technologies Inc., Sunbeam Corporation, Toastmaster Inc. and Worthington Industries Inc. Peer Group #2 consists of companies in the consumer goods business and include the following: National Presto Industries, Inc., The Rival Company, Salton/Maxim Housewares, Inc., Sunbeam Corporation, Toastmaster Inc. and Windmere-Durable Holdings, Inc. Some of the Company's direct competitors are divisions of larger corporations, privately held corporations or foreign corporations and are not included in the peer comparisons since the pertinent information is not available to the public.

                              RELATED TRANSACTIONS

     In May 1997, the Company advised Kirk W. Foley, then its Chief Executive Officer, that it was terminating his employment which triggered certain obligations as per Mr. Foley's employment contract, including an $800,000 severance payment, an assumption of a $518,000 personal bank loan made to Mr. Foley, other compensation obligations of approximately $79,000 and an obligation to purchase Mr. Foley's Company Common Stock at current market value (approximately $325,000).

     Because of the Company's tight cash position, noncash ways to satisfy its obligations to Mr. Foley were sought. The resolution was a decision to transfer to Mr. Foley the Company's 100% stock interest in Tube Fab Ltd., a Canadian subsidiary of the Company headquartered in Mississauga, Ontario, Canada, that an independent appraiser valued at $1,512,000. The Tube-Fab Ltd. stock had been carried on the Company's books at a value of $2,157,500 and was accordingly written down to its appraised value.

     The settlement transaction with Mr. Foley closed on January 8, 1998. It entailed a transfer of the Tube-Fab Ltd. shares to Mr. Foley; Mr. Foley's payment of $303,000 to the Company; cancellation of the Company's $800,000 severance obligation; an assumption of the $486,750 ($518,000 less a $31,250 principal payment made in June 1997) bank loan; cancellation of Mr. Foley's put right with respect to his Company Common Stock; and assumption by Mr. Foley of an operating lease of Canadian facilities currently leased by the Company, which had a remaining lease obligation of approximately $1,050,000 over 8 1/2 years.

     Mr. Foley's employment contract also required the Company to pay to him a $300,000 cash award relating to phantom shares he had previously earned but had deferred in 1996. This award was reduced to a $150,000 payment in the settlement transaction. The settlement also required the Company to continue Mr. Foley's salary and benefits from the time of the termination advisement through December 15, 1997 (approximately $320,000).

     As part of the negotiations to settle the obligations under Mr. Kirk Foley's employment agreement and to avoid litigation regarding disputes as to the amount of these obligations, certain related party receivables aggregating $743,000 were forgiven and accordingly written off in the third and fourth quarters of fiscal 1997. These receivables consisted of $292,200 advanced by the Company in 1989 to three companies which were controlled by two directors of the Company (Mr. Foley and Mr. Laurence Needler), $334,100 loaned by the Company in 1997 to Amherst Tanti U.S. Inc., a corporation owned by an officer of the Company (Mr. Foley), and $116,700 relating to other employee receivables.

     As an inducement to retain the continued services of certain key executives and individuals employed by the Company following the sale of Bliss Manufacturing Company in March 1998, the Company entered into separate agreements in October 1997 with such executives and individuals to provide for the payment of bonuses upon the consummation of the sale of Bliss Manufacturing Company and severance allowances in the event of a termination of employment as a result of a change of control of the Company (as defined in such agreements). The amount of the bonuses awarded varied by individual and was dependent on the amount of the purchase price ultimately received in the sale of Bliss Manufacturing by the Company. The named executive officers of the Company each received stay bonuses varying in amount from $100,000 to $300,000 (less applicable withholding taxes) upon the consummation of the sale of Bliss Manufacturing Company.

     The Company has also entered into consulting contracts with Fairway Inc., Robert J. Abrahams, Ivan Winfield and John S. Meany, Jr. Please refer to the section entitled "Committees and Compensation of the Board of Directors" for further details.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers, directors and owners of more than 10% of the Company's common stock file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission and the Nasdaq Stock Market and to furnish the Company with a copy of all such reports they file.

     Based solely on a review of the copies of such forms the Company has received, the Company believes that all of its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended September 30, 1998, except for the following. James R. Malone and Carl H. Young, executive officers and directors, on one occasion each, and Mark A. Kirk, a former executive officer and a director, on two occasions, were each delinquent in filing a Form 4 prior to the due date. The delinquencies were inadvertent and the required filings were made promptly after the failures to file on a timely basis were noted.

                           PROPOSALS OF STOCKHOLDERS

     Any proposal which a stockholder intends to present at the annual meeting of stockholders to be held in the year 2000 and wishes to include in the proxy statement must be received by the Secretary of the Company at its executive offices at 3631 Perkins Avenue, Cleveland, Ohio 44114 no later than September 23, 1999. If a stockholder wishes to present a proposal but not have it included in the proxy statement, the proposal must be received by the Secretary of the Company by December 8, 1999. If the Company is not notified of a stockholder proposal by December 8, 1999, then the proxies held by management may provide the discretion to vote against such proposals. All proposals submitted must be accompanied by the name, address, telephone number and number of shares owned by the proposing stockholder. If the proposing stockholder is not a shareholder of record, proof of beneficial ownership must be submitted. All proposals must be a proper subject for action by shareholders and must comply with the rules of the Securities and Exchange Commission.

                     OTHER MATTERS; SOLICITATION OF PROXIES

     As of the time of preparation of this proxy statement, the Board of Directors knows of no matters other than those described herein. However, if any other matter properly comes before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

     Costs of solicitation will be borne by the Company. Solicitation will be by mail, except for any incidental personal solicitation made by directors, officers and regular employees of the Company.

                                        By Order of the Board of Directors

                                        /s/ John S. Meany, Jr.
                                        John S. Meany, Jr.
                                        Secretary

January 21, 1999
Cleveland, Ohio

                              HMI INDUSTRIES INC.

                   3631 PERKINS AVENUE, CLEVELAND, OHIO 44114

               ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 18, 1999
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James R. Malone, John S. Meany, Jr. and Carl
H. Young III or any of them, each with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of HMI Industries Inc., to be held at the Ritz-Carlton Cleveland, 1515 West Third Street, Cleveland, OH 44113 on Thursday, February 18, 1999, at 10:00 A.M. Eastern Standard Time, and at any adjournment or postponement thereof upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

1. Election of Directors      [ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY
                                (except as noted to the contrary below)        to vote for all nominees listed below

  NOMINEES: Moffat Dunlap, Murray Walker, Ivan Winfield, Carl Young

  INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME ON THE FOLLOWING LINE:

--------------------------------------------------------------------------------

2. Ratification of the selection of PricewaterhouseCoopers LLP as auditors of the Company for the fiscal year 1999.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN
3. In their discretion, the Proxies are authorized to vote upon all other matters properly brought before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED. TO THE EXTENT NO DIRECTIONS ARE GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF ANY OR ALL OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

      Dated
----------------------------, 1999

                                                --------------------------------

                                                           Signature

                                                --------------------------------
                                                  Signature (if jointly held)

                                                Where stock is registered
                                                jointly in the names of two or
                                                more persons, all should sign.
                                                Signature should correspond
                                                exactly with the name on the
                                                stock certificate. Persons
                                                signing in a representative
                                                capacity should indicate that
                                                capacity.

                                                     I DO [ ]    DO NOT [ ]
                                                       PLAN TO ATTEND THE
                                                   ANNUAL MEETING IN PERSON.

                                   Proxy Card